EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement filed by VitroTech Corporation on Form S-8 (SEC File No. 333-117746) to be filed with the Commission on or about February 1, 2005 of our report, dated April 9, 2004, relating to the financial statements of VitroTech Corporation (formerly known as Star Computing Limited), which report appears in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003, and our reports, dated April 16, 2004, relating to the financial statements of Division of Hi-Tech Environmental Products, LLC and VitroTech Corporation (a Delaware corporation), which reports appear in the Company's Current Report on Form 8-K dated February 3, 2004, as amended May 3, 2004.


                                       /s/ STONEFIELD JOSEPHSON, INC.

Santa Monica, California
February 2, 2005